Exhibit 99.1

CONTACT:
Tim Benson
Factory Card & Party Outlet Corp.
630-579-2231 tbenson@factorycard.com

FACTORY CARD & PARTY OUTLET CORP. REPORTS

FIRST QUARTER RESULTS FOR FISCAL 2006

NAPERVILLE, IL (June 9, 2006) – Factory Card & Party Outlet Corp. (NASDAQ:FCPO) today announced results for the 2006 fiscal first quarter ended April 29, 2006.

For the quarter, net sales were $57.0 million compared with $55.7 million for the first quarter of last year. Comparable store net sales for the first quarter declined 0.3 percent from the prior period last year.

Net income for the first quarter was $112 thousand, or $0.04 per basic share and $0.03 per fully diluted share, versus a net income of $364 thousand, or $0.12 per basic share and $0.10 per fully diluted share for the same period last year.

During the quarter, the company opened five locations and closed one.

“While net income declined from the prior year, we were pleased to achieve positive earnings after two quarters of negative performance,” stated Gary W. Rada, President and Chief Executive Officer.

“While we had anticipated a reduction of selling, general and administrative expense as a percent to sales for the quarter, we are mindful of our soft sales trends and the impediment they pose to improving profitability. We continue to focus on sales building initiatives, customer retention and more desirable expense levels,” added Mr. Rada.

Mr. Rada further commented, “We believe that we are beginning to see positive results from our sales building efforts, and we are optimistic that we can deliver improved results during the very important second quarter.”

About Factory Card

Factory Card & Party Outlet (www.factorycard.com) based in Naperville, Illinois, is the largest publicly traded retail party chain in the United States. Factory Card & Party Outlet currently operates 192 Company-owned retail stores in 20 states, offering a wide selection of party supplies, greeting cards, giftwrap, balloons, everyday and seasonal merchandise, and other special occasion merchandise at everyday value prices.

Certain statements in this news release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties, year-end adjustments and other factors that may cause the actual results, performance or achievements of the Company, or industry results, to be materially different from any future results, performance or achievements express or implied by such forward-looking statements.

In general, the results, performance or achievements of the Company and its stores and the value of the Company’s common stock are dependent upon a number of factors including, without limitation, the dependence on key personnel; competition, ability to anticipate merchandise trends and consumer demand; ability to maintain relationships with suppliers; successful implementation of information systems; successful handling of merchandise logistics; inventory shrinkage; ability to meet future capital needs; governmental regulations; and other factors both referenced and not referenced in the Company’s filings with the Securities and Exchange Commission.

FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Condensed Consolidated Balance Sheets

(Unaudited)

(Dollar amounts in thousands)

	April 29, 2006	January 28, 2006
ASSETS

Current assets:
Cash	$200	$196
Merchandise inventories, net	48,320	49,552
Prepaid expenses and other	4,813	4,606
Deferred tax asset, net	3,764	3,728

Total current assets	57,097	58,082

Fixed assets, net	10,344	10,247
Other assets	99	104
Deferred tax asset, net	8,742	8,869

Total assets	$76,282	$77,302

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Line of credit	$15,828	$19,532
Accounts payable	20,990	19,266
Accrued expenses	8,890	8,579
Capital lease obligations	12	15

Total current liabilities	45,720	47,392

Deferred rent liabilities	1,590	1,606

Total liabilities	47,310	48,998

Stockholders’ equity	28,972	28,304

Total liabilities and stockholders’ equity	$76,282	$77,302

FACTORY CARD & PARTY OUTLET CORP.

AND SUBSIDIARY

Condensed Consolidated Statements of Operations

(Unaudited)

(Dollar amounts in thousands, except per share data)

	Three months ended April 29, 2006	Three months ended April 30, 2005
Net sales	$56,972	$55,738
Cost of sales	36,698	35,439

Gross profit	20,274	20,299
Selling, general and administrative expenses	18,990	18,939
Depreciation expense	781	581
Interest expense	300	169

Income before income taxes	203	610
Income taxes	91	246

Net income	$112	$364

Net income per share - basic	$0.04	$0.12

Net income per share – diluted	$0.03	$0.10